Exhibit 1.3

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

NOTICE OF THE ANNUAL GENERAL MEETING

IMPORTANT NOTICE

The Company will conduct the annual general meeting in accordance with the then prevailing requirements or guidelines published by the Government of the Hong Kong Special Administrative Region. The Company will continue to monitor COVID-19 and may alter the annual general meeting arrangements at short notice. Shareholders are advised to check any future announcement(s) which the Company may publish on the websites of the Hong Kong Stock Exchange and the Company.

In light of COVID-19 and to safeguard shareholders’ health and safety, the Company encourages shareholders to consider appointing the chairman of the annual general meeting as his/her proxy to vote on the resolutions, instead of attending the annual general meeting in person. The directors of the Company may attend the annual general meeting remotely through video or telephone conference facilities.

Notice is hereby given that the Annual General Meeting of China Mobile Limited (the “Company”) will be held in the Conference Room, JW Marriott Hotel Hong Kong, Pacific Place, 88 Queensway, Hong Kong on Wednesday, 18 May 2022 at 10:00 a.m. for the following purposes. Unless otherwise indicated, capitalised terms used in this notice shall have the same meanings as ascribed to them in the circular dated 13 April 2022 issued by the Company (the “Circular”).

ORDINARY RESOLUTIONS

1.

To consider and approve the Company’s audited consolidated financial statements and the Report of the Auditors prepared in accordance with the Companies Ordinance, and the 2021 annual report published on the Shanghai Stock Exchange (including the Company’s audited consolidated financial statements and the Report of the Auditors) for the year ended 31 December 2021.

2.	To consider and approve the Report of the Directors of the Company for the year ended 31 December 2021.

3.	To consider and approve the profit distribution plan of the Company and declare a final dividend for the year ended 31 December 2021.

4.	To re-elect an executive director.

5.	To re-appoint KPMG and KPMG Huazhen LLP as the auditors of the Group, and to authorize the Board to fix their remuneration.

6.	To give a general mandate to the Board to buy back Hong Kong Shares not exceeding 10% of the number of issued Hong Kong Shares:

“THAT:

(a)

subject to paragraph (b) below, the exercise by the Board during the Relevant Period (as defined below) of all the powers of the Company to buy back Hong Kong Shares be and is hereby generally and unconditionally approved;

(b)

the aggregate number of Hong Kong Shares which may be bought back on the Hong Kong Stock Exchange or any other stock exchange on which securities of the Company may be listed and which is recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Hong Kong Stock Exchange pursuant to the approval in paragraph (a) above shall not exceed or represent more than 10 per cent. of the number of issued Hong Kong Shares on the date of passing this resolution, and the said approval shall be limited accordingly;

(c)	for the purpose of this resolution “Relevant Period” means the period from the passing of this resolution until whichever is the earlier of:

(1)	the conclusion of the next annual general meeting of the Company; or

(2)	the expiration of the period within which the next annual general meeting of the Company is required by law to be held; or

(3)	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting.”

7.	To give a general mandate to the Board to allot, issue and deal with additional Hong Kong Shares not exceeding 20% of the number of issued Hong Kong Shares:

“THAT a general mandate be and is hereby unconditionally given to the Board to exercise full powers of the Company to allot, issue and deal with additional Hong Kong Shares (including the making and granting of offers, agreements and options which might require shares to be allotted, whether during the continuance of such mandate or thereafter) provided that, otherwise than pursuant to (i) a rights issue where shares are offered to shareholders on a fixed record date in proportion to their then holdings of shares; (ii) the exercise of options granted under any share option scheme adopted by the Company; or (iii) any scrip dividend or similar arrangement providing for the allotment of shares in lieu of the whole or part of a dividend in accordance with the articles of association of the Company, the aggregate number of Hong Kong Shares allotted shall not exceed the aggregate of:

(a)	20 per cent. of the number of issued Hong Kong Shares on the date of passing this resolution, plus

(b)

(if the Board is so authorized by a separate ordinary resolution of the shareholders of the Company) the number of Hong Kong Shares bought back by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the number of issued Hong Kong Shares on the date of passing this resolution).

Such mandate shall expire at the earlier of:

(1)	the conclusion of the next annual general meeting of the Company; or

(2)	the expiration of the period within which the next annual general meeting of the Company is required by law to be held; or

(3)	the date of any revocation or variation of the mandate given under this resolution by ordinary resolution of the shareholders of the Company at a general meeting.”

8.	To extend the general mandate granted to the Board to allot, issue and deal with Hong Kong Shares by the number of Hong Kong Shares bought back:

“THAT the Board be and is hereby authorized to exercise the powers of the Company referred to in the resolution set out in item 7 in the notice of the annual general meeting in respect of the Hong Kong Shares referred to in paragraph (b) of such resolution.”

9.	To consider and approve the authorization to the Board to determine interim profit distribution of the Company for the year ending 31 December 2022.

10.	To consider and approve the external guarantees plan for 2022.

11.	To consider and approve director and senior management liability insurance.

AS REPORTING DOCUMENT

12.	To receive the work report of the independent non-executive directors for the year ended 31 December 2021.

By Order of the Board
China Mobile Limited
Wong Wai Lan, Grace
Company Secretary

13 April 2022

Notes:

1.

Any member entitled to attend and vote at the annual general meeting is entitled to appoint one or, if he is the holder of two or more shares, more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.

2.

In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy thereof, must be deposited at the Company’s registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong not less than 24 hours before the time for holding the annual general meeting. Completion and return of a form of proxy will not preclude a member from attending and voting in person if he is subsequently able to be present.

3.

The Board has recommended a final dividend of HK$2.43 per share for the year ended 31 December 2021 and, if such dividend is declared by the members passing resolution number 3, it is expected to be paid on or about Wednesday, 15 June 2022 to those holders of Hong Kong Shares on the register of members on Tuesday, 31 May 2022 (the “Record Date”). Holders of Hong Kong Shares should read the announcement issued by the Company on 13 April 2022 regarding the closure of register of members for Hong Kong Shares and the withholding and payment of enterprise income tax for non-resident enterprises in respect of the proposed 2021 final dividend.

In case of any change in the total number of issued shares of the Company between the date of the Board’s recommendation of the 2021 final dividend (being 23 March 2022) and the Record Date, the Company intends to keep the total amount of profit distribution unchanged and adjust the amount of dividend per share accordingly, with the specific adjustments to be announced separately.

4.

To ascertain entitlement of holders of Hong Kong Shares to attend and vote at the annual general meeting, the register of members of the Company for the Hong Kong Shares will be closed from Friday, 13 May 2022 to Wednesday, 18 May 2022 (both days inclusive), during which period no transfer of Hong Kong Shares will be effected. In order to be eligible to attend and vote at the annual general meeting, all transfers of Hong Kong Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong not later than 4:30 p.m. on Thursday, 12 May 2022.

To ascertain entitlement of holders of Hong Kong Shares to the proposed final dividend upon passing resolution number 3, the register of members of the Company for the Hong Kong Shares will be closed from Friday, 27 May 2022 to Tuesday, 31 May 2022 (both days inclusive), during which period no transfer of Hong Kong Shares will be effected. In order to qualify for the proposed final dividend, all transfers of Hong Kong Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong not later than 4:30 p.m. on Thursday, 26 May 2022.

5.

Concerning resolution number 6 above, the Board wishes to state that the Board will exercise the powers conferred thereby to buy back Hong Kong Shares in circumstances which they deem appropriate for the benefit of the shareholders. The explanatory statement containing the information necessary to enable the shareholders to make an informed decision on whether to vote for or against the resolution to approve the buy-back by the Company of its Hong Kong Shares, as required by the Hong Kong Listing Rules, is set out in the Circular.

6.

In light of COVID-19 and to safeguard shareholders’ health and safety, the Company encourages shareholders to consider appointing the chairman of the annual general meeting as his/her proxy to vote on the resolutions, instead of attending the annual general meeting in person. The directors of the Company may attend the annual general meeting remotely through video or telephone conference facilities.

7.

The Company will conduct the annual general meeting in accordance with the then prevailing requirements or guidelines published by the Government of the Hong Kong Special Administrative Region. The Company will continue to monitor COVID-19 and may alter the annual general meeting arrangements at short notice. Shareholders are advised to check any future announcement(s) which the Company may publish on the websites of the Hong Kong Stock Exchange and the Company.

8.

Holders of RMB Shares should refer to announcement(s) which the Company may from time to time publish on the websites of the Shanghai Stock Exchange and the Company with respect to annual general meeting and 2021 final dividend arrangements applicable to holders of RMB Shares.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin, Mr. Wang Yuhang and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.